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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 27, 1998 (except for the first paragraph of Note 1 and the last paragraph of Note 3, which are as of May 14, 1998) relating to the consolidated financial statements of Navigant International, Inc., our report dated February 3, 1998 relating to the combined financial statements of Evans Travel Group, Inc. and Evans Consulting Services, Inc., and our report dated January 23, 1998 relating to the combined financial statements of Travel Consultants, Inc. and Envisions Vacations, Inc., all of which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP
Denver, Colorado
June 3, 1998